Exhibit 10.1

PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
AMENDMENT AGREEMENT
FOURTH AMENDMENT TO THE MANUFACTURING AND SUPPLY AGREEMENT
This Amendment Agreement (this “Amendment Agreement”) is between Pacira Pharmaceuticals, Inc., having its office at 5 Sylvan Way, Suite 300, Parsippany, NJ 07054, USA (“Pacira”) and Patheon UK Limited, having a principal place of business at Kingfisher Drive, Covingham, Swindon, Wiltshire SN3 5BZ, United Kingdom (“Patheon”) (collectively, “Parties”; individually, “Party”). This Amendment Agreement shall take effect on October 7, 2027 (the “Amendment Effective Date”).
WHEREAS, Flexion Therapeutics, Inc. (“Flexion”) and Patheon entered into a Manufacturing and Supply Agreement on 31 July 2015 as amended by the First Amendment Agreement dated 8 May 2019, the Second Amendment dated 17 June 2019, and the Third Amendment dated 1 December 2023 (together, the “Manufacturing and Supply Agreement”), pursuant to which Patheon provides manufacturing services for Pacira’s FX006 drug product (ZILRETTA) (an extended-release formulation of triamcinolone acetonide).
WHEREAS, on or around 19 November 2021, Flexion was acquired by Pacira BioSciences, Inc., and the Manufacturing and Supply Agreement was assigned to Pacira, a wholly owned subsidiary of Pacira BioSciences, Inc.
WHEREAS, the Parties have agreed to extend the term of the Manufacturing and Supply Agreement, extending the agreement from October 6, 2027, aligning the contract with the calendar year, and setting a new expiration date of December 31, 2031.
WHEREAS, the Parties have further agreed to amend certain pricing terms, volume commitments, forecast expectations, and other related terms of the Manufacturing and Supply Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth below and in the Manufacturing and Supply Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1.Definitions

Defined terms in this Amendment Agreement shall have the same meaning as those in the Manufacturing and Supply Agreement as applicable unless otherwise indicated.

2.Amendments

a.Term
The parties hereby agree that the Term of the Manufacturing and Supply Agreement is hereby extended such that, unless earlier terminated in accordance with the Manufacturing and Supply Agreement, the Manufacturing and Supply Agreement shall expire on December 31, 2031.

b.Restatement of Schedule 2.1(a)
The terms contained in current Schedule 2.1(a) to the Manufacturing and Supply Agreement are hereby extended until and including December 31, 2027. Effective January 1, 2028, Schedule 2.1(a) to the Manufacturing and Supply Agreement shall hereby be deleted and replaced in its entirety with the amended and restated Schedule 2.1(a) set forth in Exhibit 1 to this Amendment Agreement.
c.Forecast Obligations
(a)The first sentence of Section 2.3(a) of the Manufacturing and Supply Agreement is hereby amended by replacement of the words “eighteen (18) month forecast” with the words “twelve (12) month forecast”.
(b)The first sentence of Section 2.3(b) of the Manufacturing and Supply Agreement is hereby amended and replaced in its entirety as follows:
Commencing on December 1, 2027, Flexion (now Pacira) will give Patheon a written non-binding three-year forecast for strategic purposes, of the volume of Product Flexion (now Pacira) then anticipates to purchase from Patheon for each year during such period (the “Long Term Forecast”).
3.Effectiveness of Amendments
The amendments to the Manufacturing and Supply Agreement set forth herein will be effective as of the Amendment Effective Date, except where a specific effective date is stated in the applicable Exhibit or provision of this Amendment Agreement, in which case such amendment shall become effective on the date so specified.
4.Integration; Counterparts
Except for the sections or schedules of the Manufacturing and Supply Agreement specifically amended hereunder, all terms and conditions of the Manufacturing and Supply Agreement remain and shall remain in full force and effect. This Amendment Agreement shall hereafter be incorporated into and deemed part of the Manufacturing and Supply Agreement and any future reference to the Manufacturing and Supply Agreement shall include the terms and conditions of this Amendment Agreement. This Amendment Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.
5.Governing Law and Jurisdiction
This Amendment Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws that govern the Manufacturing and Supply

Agreement, and the Parties submit to the jurisdiction and dispute resolution provisions as set forth in the Manufacturing and Supply Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be executed by their duly authorized representatives.

PATHEON UK LIMITED:		PACIRA PHARMACEUTICALS, INC.:

By:	/s/ Colin Drummond	By:	/s/ Elena McDermott

Name:	Colin Drummond	Name:	Elena McDermott

Title:	General Manager	Title:	Associate General Counsel

EXHIBIT 1 OF THE AMENDMENT AGREEMENT
(replacing Schedule 2.1(a) of the Manufacturing and Supply Agreement)
This Exhibit 1 sets forth the complete amended and restated Schedule 2.1(a) to the Manufacturing and Supply Agreement, replacing in its entirety all prior versions thereof as of January 1, 2028.
I.Base Fee
Patheon will charge a monthly Base Fee, as set forth below:

Commencement Date	End Date	Fee (per calendar month)
1 January 2028	Until expiry or termination of the Agreement	£[**]
For the avoidance of doubt, the Base Fee will accrue under either the Technical Transfer Agreement, or this Agreement, but not both.
The Base Fee will be adjusted on 1 January of each subsequent calendar year (first review 1 January 2029) to reflect any change in the UK Consumer Price Index: All Items Index published by the Office for National Statistics (as published at www.ons.gov.uk, specific details are located at http://www.ons.gov.uk/ons/rel/cpi/consumer-price-indices) during the previous 12 months (based on the average of the monthly changes over the 12-month period).
Base Fee Reduction
If, at Pacira’s election and following the FDA Approval Date, the Manufacturing Suite will not be used for Manufacture for at least [**] consecutive months (as applied to the Phase I Filling Space prior to the Phase III Manufacturing Suite Clearance Date, and as applied to both the Phase I Manufacturing Space, if Pacira exercised its Phase I Option pursuant to Section 2.10(b), and the Phase III Manufacturing Suite, after the Phase III Manufacturing Suite Clearance Date), then the Base Fee will be reduced as follows, provided that Pacira gives notice to Patheon of its intention not to use such Manufacturing Suite and Patheon agrees to such non-use (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Agreed Non-Use”):
•[**]% discount for the first three (3) months after the later of: (i) Manufacture of the last batch of Product or (ii) the date of Agreed Non-Use;
•[**]% discount from the then current Base Fee for each subsequent month after the above 3-Month Period, to be effective until the date that is three (3) months before the resumption of Manufacturing in such Manufacturing Suite.

Should Manufacture at such Manufacturing Suite be subject to an Agreed Non-Use in accordance with the preceding paragraphs, Pacira shall provide not less than three (3) months’ notice if it wishes Patheon to resume Manufacture at such Manufacturing Suite. During such 3-month notice period and thereafter, the [**]% Base Fee discount will not apply, and the Base Fee will be payable for such Manufacturing Suite in accordance with the table in paragraph I of this Schedule 2.1(a) above. A reduction of the Base Fee as described above shall not affect the amount of any Phase I Filling Space Fee.

II.Product Fees

The Product Fees shall be as follows:

Product	Annual Volume (vials)	Price Per Vial (Bulk) Bulk powder batch size
		[**] kg	[**] kg
FX006	[**] or less	£[**]	£[**]
	Greater than [**]	£[**]	£[**]
Product	Annual Volume (vials)	Price Per Batch (Bulk)
FX006—development or engineering batches	N/A	[**] batches per calendar year, then priced at the following Prices
		[**] kg	[**] kg
		£[**]	£[**]
The Product Fee payable for Product is inclusive of all costs and fees as defined in IV. Compensation Structure.
The price per batch paid for any development or engineering batches is inclusive of the costs of terminal sterilization if the development or engineering batches are terminally sterilized concurrently with bulk batches of Product that will be used for commercial purposes. This assumes that Patheon does not incur an additional charge from the third party provider for the costs of sterilization of the development or engineering batches. If Patheon does incur such an additional charge from the third party provider, such additional charge will be payable by Pacira as a Bill Back Item. Additionally, if the development or engineering batches are NOT terminally sterilized concurrently with any bulk batches of Product that will be used for commercial purposes, then the costs of terminal sterilization will be payable by Pacira as a Bill Back Item.
The Product Fee will be adjusted on 1 January of each subsequent calendar year (first review 1 January 2029) to reflect any change in the UK Consumer Price Index: All Items Index published by the Office for National Statistics (as published at www.ons.gov.uk, specific details are located at http://www.ons.gov.uk/ons/rel/cpi/consumer-price-indices) during the previous 12 months (based on the average of the monthly changes over the 12-month period).
Minimum batch fee:
Subject to the terms of the Agreement and this Schedule, for each batch of Product (including any Non-Conforming Product batches, in each case for which Product Fees are payable, but not including development or engineering batches), a minimum batch fee will apply based on the following number of vials.
[**]kg bulk batch: [**] vials

[**]kg bulk batch: [**] vials

The vial count to be applied toward the Annual Volume for batches which Pacira pays for are as follows:
[**]kg bulk development or engineering batch: [**] vials
[**]kg bulk commercial batch: [**] vials

Notwithstanding the foregoing, if the yield from any bulk batch (excluding any development or engineering batches) is less than the batch size set forth above, and such decreased yield is due (in whole or to the extent in part) to a Patheon Nonconformance, then, without limiting any other remedies that may be available to Pacira set out in the Agreement as a result of such Patheon Nonconformance, the Parties agree that the foregoing minimum quantities would not apply and, instead, Pacira would only be obligated to pay for the actual number of conforming vials produced in the relevant batch, at the per vial rate noted above, as applicable. The minimum batch fee also applies when a Product Fee is payable in relation to Non-Conforming Product for reasons other than any Patheon Nonconformance, as described below, and subject to the terms of this Agreement and this Schedule. This paragraph does not apply to any development or engineering batches.
Tier pricing:
The fee tiers in the table above apply to vials of Product after 1 January 2028. In addition, for additional clarity (a), the fee tiers set forth above apply to all vials of Product for which a Product Fee is payable, whether such Products are intended for commercial sale, clinical use, development, or demonstration kit manufacturing (as defined within the production plan) and (b) any Product for which a Product Fee is payable shall count towards fulfilment of the minimum Annual Volumes.
The vial fee applies only to the volumes in the relevant tier, e.g. if Pacira orders a total of [**] vials in a calendar year, then the first [**] vials would be charged at £[**] and the subsequent [**] vials would be charged at £[**]. The amounts payable for a given vial will be determined sequentially based on the order that the vials are produced.
Annual volume will be calculated on the basis of the aggregate number of vials of Product plus any development or engineering batches of Product ordered by Pacira with an Agreed Delivery Date within the applicable calendar year, taking into account any Product paid for (the “Annual Volume”). In addition, the following will be counted for the purpose of the Annual Volume:
•Late Product;
•any Non-Conforming Product based on or caused by a Patheon Nonconformance;
•any Non-Conforming Product that is caused by any reason other than a Patheon Nonconformance for which a Product Fee is payable; and
•any other Product including any development or engineering batches of Product for which a Product Fee is payable.

Reconciliation:
The Parties’ expectation is that Pacira will order at least [**] vials of Product per calendar year. At the end of each calendar year (commencing at the end of 2028), if the Annual Volume is less than [**]% of [**] vials (i.e., less than [**] vials), then Patheon may invoice and Pacira will pay Patheon the Product Fee for the shortfall of Product in an amount calculated as follows:
Amount due to Patheon = ([**] vials – Annual Volume) × £[**]
Any amount payable would be adjusted on a pro rata basis for any calculation period that does not include a full calendar year, e.g. on expiration or termination of this Agreement.
Pacira will not be obliged to pay any amount under this reconciliation process if and to the extent that a shortfall occurs because either (i) Patheon is unable to fulfil Purchase Orders as a result of delay caused by the acts or omissions of Patheon, (ii) Patheon’s failure to deliver product in accordance with any Purchase Order issued by Pacira consistent with the terms of the Agreement, or (iii) Patheon’s inability to accommodate any portion of a Forecast as contemplated in Section 2.3(a). As stated above for the definition of “Annual Volume”, any Late Product will be counted for the purpose of the Annual Volume.
Development and Engineering Batches:
For any development or engineering batches of Product ordered by Pacira the Parties agree as follows:

Type of fee/cost	Whether payable by Pacira
Product Fee
No fee payable for a maximum of [**] batches per calendar year (which will not count towards the applicable Annual Volume). Thereafter, Product Fees as set out in the Product Fee table above will be payable for all Product from any such additional batches, which, for clarity, shall count towards the applicable Annual Volume.

Material Costs / Bill Back Items	Payable for all batches, as applicable

Costs of terminal sterilization performed by third party and associated shipping costs
Inclusive of the Product Fee for batches terminally sterilized concurrently with bulk batches of Product that will be used for commercial purposes.

Payable as a Bill Back Item (no handling fee), as applicable for batches NOT terminally sterilized concurrently with bulk batches of Product that will be used for commercial purposes.

Additional Services (including specific manual visual inspection of the bulk or of the finished products outside of standard inspection for powder products in accordance with the US Pharmacopeia requirements)
Payable for all batches, as applicable
Product Fees are payable for all other types of batches (commercial or non-commercial, including PLGA batches) as set out in the Product Fee table above, and all vials produced from such batches shall count towards the applicable Annual Volume. For clarity, all batches for which a Product Fee is payable shall count towards the achievement of the Annual Volume.
Non-Conforming Product:
1.For any Non-Conforming Product that is caused by any reason other than a Patheon Nonconformance, the Parties agree as follows (superseding Section 2.8(d) of the Agreement):

Type of fee/cost	Whether payable by Pacira
Product Fee
No fee payable for a maximum of the greater of:
(a)[**]% of the total number of commercial batches that are produced in a calendar year (conforming and non-conforming); or
(b)[**] batches per calendar year (nonconforming).
Thereafter, Product Fees as set out in the Product Fee table above will be payable for all batches as follows:
(a)[**]% of the Product Fees if the batch is rejected during or after the filling stage; or
(b)[**] of the Product Fees if the batch is rejected prior to the filling stage.

For all batches of Non-Conforming Product that are caused by any reason other than a Patheon Nonconformance, Pacira will submit a Purchase Order for the replacement batch with a Scheduled Production Date on or before four months after the date that the Non-Conforming Product is rejected (if manufacturing capacity is available).

If Pacira does not require a replacement batch as described above then the full amount of the Product Fees will be payable in relation to the
Non-Conforming Product.

Material Costs / Bill Back Items	Payable for all batches

Costs of terminal sterilization performed by third party and associated shipping costs	Payable for all batches as a Bill Back Item, (no handling fee), subject to the cap on total cost for non-conforming batches set forth below
Additional Services (including specific manual visual inspection of the bulk or of the finished products outside of standard inspection for powder products in accordance with the US Pharmacopeia requirements)
Payable for all batches provided Pacira has approved the testing as part of a change of scope or additional service agreement prior to the work being done.
2.Cap on Total Cost for Non-Conforming Batch: In the event that a batch produces Non-Conforming Product (other than by reason of a Patheon Nonconformance), the Parties agree that the total amount payable for such Non-Conforming Product batch through (i) Product Fee or (ii) Costs of terminal sterilization performed by third party and associated costs, in each case (i)-(ii) as determined in accordance with this Agreement, shall in no event exceed the total amount that would have been payable in Product Fees for such batch(es) if the production was only conforming Product as set out in the Product Fee table above and subject to the minimum batch fee.

3.Shared Operational Efficiencies: The Parties understand and agree that each Party will work in good faith to identify operational efficiencies or other method of cost saving that could be implemented to reduce the overall costs to manufacture Product. Without limiting the foregoing, if either Party identifies any such efficiency or method that would require Pacira to incur additional costs in connection with the implementation of such efficiency or method, then the Parties will discuss and determine the feasibility of such implementation and whether to implement the same, which may include an equitable adjustment of the Product Fee in relation to the additional costs incurred by Pacira and the current and anticipated margins of Patheon. This paragraph will supersede the terms of Section 2.6 of this Agreement in relation to any inconsistency.

III.Compensation Structure
Inclusions in Base Fee and Product Fees:
The following cost items are included in the Price for the Products up to the maximum facility capacity of [**] units produced:
•All costs and expenses incurred in connection with the Manufacture of Product, including costs and expenses of personnel, standard process monitoring, product / process deviations / investigations, Facility overhead, utilities, waste disposal and Supplies;
•Standard certificate of analysis (“COA”)
•Standard certificate of compliance (“COC”)
•GMP required retention samples
•Copies of deviation reports
•Batch Manufacturing Records (“BMR”) copies for all batches
•BMR changes
•Copy of the Annual Product Review Report

•Product Approval Inspection (“PAI”) and copy of FDA Report
•Simple, routine statistical review and trending of product and process data
•Storage of Production Test Record (“PTR”) batches and other experimental batches for three (3) months
•Storage of registration batches and other experimental batches for two (2) years or until Product approval, whichever comes first
•Responsibility for the sub-contract processing, by Gamma irradiation, of the filled Product vials
•Warehousing of equipment, raw materials, API and finished goods for normal commercial supply
•Validation activities associated with equipment and product introduction, including protocols and reports
•Incoming release testing of API, excipients and associated packaging components
•Patheon standard manual visual inspection for powder products
In the event that Patheon, at any time during the Term, shall have reason to believe that it will be unable to supply Pacira with the full quantity of Product forecasted to be ordered or actually ordered by Pacira in a timely manner and in conformity with the warranty set forth in Section 6.3 (whether by reason of force majeure or otherwise), then:
(a)the terms of Section 2.7(a) will apply; and
(b)in the event Patheon’s inability to meet Purchase Orders or forecasts is agreed to be due to a shortage of resources (or allocation thereof) to perform calibration, validation or other specified activities included in the Base Fee or Product Fee as described above, then additional resource required to meet such obligations in a timely manner will be obtained by Patheon at its cost. Provided that, if Pacira and Patheon each determine and agree in good faith that the additional resource should be provided or obtained by Pacira, and the cost is agreed in advance, then Pacira shall have the right to provide or obtain such additional resource. Pacira may offset the agreed cost of the additional resource, plus a mark-up of [**]%, against future amounts payable as Product Fees. Agreement for this service must be made in writing by the Patheon site Head of Business Management or an individual with equivalent or higher seniority.
Materials:
Cost allocation for the procurement of Materials is set forth in Section 2.2 of the Agreement and Section 2.10 of the Technical Transfer Agreement.
Bill Back Items:
The following shall be considered Bill Back Items:
•API Reference Standards and Analytical Reference Standards;
•Certified Visual Inspection Defect Panels;
•High Pressure Liquid and Gas Chromatography Columns;
•Spare or replacement parts and Third Party invoices for the Maintenance of Pacira Manufacturing Equipment and Patheon Manufacturing Equipment (pursuant to Section 2.9(a)(vi));

•Sterilization, and associated shipping costs, for commercial production, provided that the amounts payable by Pacira relating to sterilization shall not exceed [**]% of the total cost for all FX006 vials that are subjected to sterilization; and
•Any other minor services or small purchases necessary or required for Patheon’s performance of the Services as mutually agreed to by the Parties.
Additional Services:
The following shall be considered Additional Services and will be invoiced to Pacira at prices agreed by the Parties from time to time based on Quotations issued by Patheon and accepted in writing by Pacira.
Regulatory writing activities not expressly included in the “Base Fees” and “Product Fees” Sections above – e.g., writing CMC section, regulatory support, (other than the Reports described in Section 3.11 of the Agreement and included in the Base Fees).
•Initial auditing of Patheon-Supplied Materials suppliers currently not on Patheon’s approved list of suppliers as further described in Schedule 1.62 (the costs associated with travel, business expenses, supplier fees, etc. (if applicable) will be charged at cost).
•Complete QC testing of PLGA and Triamcinolone Acetonide
•Any specific manual visual inspection of the bulk or of the finished products outside of standard manual visual inspection for powder products in accordance with the US Pharmacopeia requirements;
•Any specific shipment preparations for specific countries;
•Stability program
•Disposal of Product from engineering and non-commercial batches;
•Services resulting from a change in Applicable Law related directly to the Product or Pacira’s Manufacturing Process.
•Special projects as mutually agreed by the Parties.